Exhibit 99.1



                      Technical Communications Corporation
        Reports Results for the Fiscal Third Quarter Ended June 24, 2006


    CONCORD, Mass.--(BUSINESS WIRE)--July 28, 2006--Technical Communications Corporation (OTCBB: TCCO.OB) today announced its results for its fiscal third quarter. For the quarter ended June 24, 2006, the Company reported net income of $114,000, or $0.08 per share, on revenue of $1,133,000, as compared to a net loss of $60,000, or $(0.04) per share, on revenue of $751,000 for the same period in fiscal 2005. For the nine months ended June 24, 2006, the Company reported a net loss of $149,000, or $(0.11) per share, on revenue of $3,052,000, as compared to a net loss of $379,000 or $(0.28) per share, on revenue of $2,493,000 for the same period in fiscal 2005.
    Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, "TCC's performance in the third quarter continues to show steady improvement with a 13% increase in revenues when compared to the previous quarter. Although revenues are up, we still maintain a cautiously optimistic view of revenue growth, as foreign national budgets are unpredictable and are experiencing procurement delays in the areas into which we sell. During the third quarter, the company did achieve profitability while maintaining a strong investment in internal product development - a critical balance we believe fuels the development of new products, market initiatives and, ultimately, revenue.
    We have actively pursued expansion of our secure telephony product line which features the CSD3324SE Secure Telephone. During the quarter, TCC completed deliveries to an Asian customer under a contract valued at more than $730,000. This delivery will complete another phase of this customer's national government deployment. In addition, improved features are under development as requested by this customer. These features and improvements will be available in future versions of the CSD3324SE and via an upgrade program to existing deployed equipment. In another Asian country, TCC is competing for a large national secure telephone system that is expected to begin initial deployment in 2007. This program could potentially require approximately 1700 secure telephones for the full national deployment."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

    Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended December 24, 2005 and March 25, 2006 and the Company's Annual Report on Form 10-KSB for the fiscal year ended September 24, 2005.


                 Technical Communications Corporation

               Condensed Consolidated Income Statements

                                                    Quarter ended
                                                     (Unaudited)

                                                 6/24/06     6/25/05
                                               ----------- -----------
Net sales                                      $1,133,000  $  751,000
Gross profit                                      677,000     484,000
S, G & A expense                                  332,000     366,000
Product development costs                         250,000     188,000
Operating income (loss)                            95,000     (70,000)
Net income (loss)                              $  114,000  $  (60,000)
Net income (loss) per share:
        Basic                                  $     0.08  $    (0.04)
        Diluted                                $     0.07  $    (0.04)


                                                  Nine months ended
                                                     (Unaudited)

                                                 6/24/06     6/25/05
                                               ----------- -----------
Net sales                                      $3,052,000  $2,493,000
Gross profit                                    1,808,000   1,535,000
S, G & A expense                                1,198,000   1,207,000
Product development costs                         797,000     743,000
Operating loss                                   (187,000)   (415,000)
Net loss                                       $ (149,000) $ (379,000)
Net loss per share:
        Basic                                  $    (0.11) $    (0.28)
        Diluted                                $    (0.11) $    (0.28)


                Condensed Consolidated Balance Sheets

                                                 6/24/06     9/25/05
                                               ----------- -----------
                                               (Unaudited)
                                               -----------
Cash                                           $1,805,000  $1,199,000
Accounts receivable, net                          566,000     973,000
Inventory                                       1,305,000   1,448,000
Other current assets                               99,000      83,000
                                               ----------- -----------
     Total current assets                       3,775,000   3,703,000
Property and equipment, net                        86,000      99,000
                                               ----------- -----------
   Total assets                                $3,861,000  $3,802,000
                                               =========== ===========

Accounts payable                               $  149,000  $  104,000
Accrued expenses and other current liabilities    536,000     382,000
                                               ----------- -----------
     Total current liabilities                    685,000     486,000
     Total stockholders' equity                 3,176,000   3,316,000
                                               ----------- -----------
Total liabilities and stockholders' equity     $3,861,000  $3,802,000
                                               =========== ===========




    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978-287-5100
             Chief Financial Officer
             www.tccsecure.com